Issuer Free Writing Prospectus Filed Pursuant To Rule 433 Registration Statement No. 333-136169 January 4, 2007

PUBLIC STORAGE, INC.

DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A SHARE OF

6.625% CUMULATIVE PREFERRED STOCK, SERIES M

Final Term Sheet

Issuer: Public Storage, Inc. (PSA)

Security: Depositary Shares Each Representing 1/1000 Of A Share Of 6.625% Cumulative Preferred Stock, Series M

Size: 20,000,000 shares

Over-allotment Option: 0 shares at $25.00 per share

Type of Security: SEC Registered - Registration Statement No. 333-136169

Public Offering Price: $25.00 per share; $500,000,000 total (not including over-allotment option)

Underwriting

Discounts and Commissions: $0.7875 per share for Retail Orders; $12,605,827.50 total; and $0.500 per share for Institutional Orders; $1,996,300.00 total;

Proceeds to the

Company, before expenses: $485,397,872.50 total;

Estimated Company Expenses: $200,000, other than underwriting discounts and commissions

Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC

Co-managers:	UBS Securities LLC,Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Wells Fargo Securities, LLC.

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,240,000
Citigroup Global Markets Inc.	3,240,000
Morgan Stanley & Co. Incorporated	3,240,000
Wachovia Capital Markets, LLC	3,240,000
UBS Securities LLC	3,240,000
Banc of America Securities LLC	400,000
Credit Suisse Securities (USA) LLC	400,000
Raymond James & Associates, Inc.	400,000
RBC Dain Rauscher Inc.	400,000
Wells Fargo Securities, LLC	400,000
Bear, Stearns & Co. Inc.	100,000
Charles Schwab & Co., Inc.	100,000
H&R Block Financial Advisors, Inc.	100,000
HSBC Securities (USA) Inc.	100,000
J.P. Morgan Securities Inc.	100,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	100,000
Oppenheimer & Co. Inc.	100,000
Piper Jaffray & Co.	100,000
Robert W. Baird & Co. Incorporated	100,000
TD Ameritrade, Inc.	100,000
B.C. Ziegler and Company	50,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	50,000
D.A. Davidson & Co.	50,000
Davenport & Company LLC	50,000
Ferris, Baker Watts, Incorporated	50,000
Guzman & Company	50,000
J.J.B. Hilliard, W.L. Lyons, Inc.	50,000
Janney Montgomery Scott LLC	50,000
Keefe, Bruyette & Woods, Inc.	50,000
Mesirow Financial, Inc.	50,000
Morgan Keegan & Company, Inc.	50,000
Pershing LLC	50,000
Ryan Beck & Co., Inc.	50,000
Sandler, O’Neill & Partners, L.P.	50,000
Wedbush Morgan Securities Inc.	50,000
William Blair & Company, L.L.C.	50,000

Dividend Rights: 6.625% of the liquidation preference per annum; Distributions begin on March 31, 2007

Redemption: The shares may not be redeemed until on or after January 9, 2012

Settlement Date: January 9, 2007 (T+3)

Delivery Date: January 9, 2007 (T+3)

Selling Concession: $0.500/Share for Retail Orders; $0.300/Share for Institutional Orders

Reallowance to other dealers: $0.450/share

CUSIP Number: 74460D232

ISIN Number: US 74460D2320

Use of Proceeds

“We estimate net proceeds from this offering of approximately $485,197,872.50, after all anticipated issuance costs. We intend to use the net proceeds from this offering primarily to redeem our 7.625% Cumulative Preferred Stock, Series T and 7.625% Cumulative Preferred Stock, Series U. Additional amounts are expected to be used to make investments in self-storage facilities and in entities that own self-storage facilities and for other general corporate purposes, including repayment of a portion of the borrowings under our revolving credit facility and Credit Agreement.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds of this offering in interest bearing accounts or invested in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.”

The Issuer has filed a registration statement (including a prospectus with the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup toll-free 1-877-858-5407, (ii) Merrill Lynch & Co. toll-free 1-866-500-5408, (iii) Morgan Stanley toll-free 1-866-718-1649, or (iv) Wachovia Securities toll-free 1-866-289-1262.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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